Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No.	Date of Issuance:

CURON MEDICAL, INC.

Common Stock Purchase Warrant

CURON MEDICAL, INC. (the “Company”), for value received, hereby certifies that                          or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to purchase [equal to fifty percent (50%) of the equity shares issued to the Registered Holder at the applicable Closing] shares of Common Stock of the Company (the “Warrant Stock”) at an exercise price per share of $1.00 (the “Exercise Price”). The number of shares of Warrant Stock issuable upon exercise of this Warrant and the Exercise Price shall be adjusted from time to time pursuant to the provisions of this Warrant. Capitalized terms that are used and not defined in this Warrant that are defined in the Stock Purchase Agreement, dated                 , 2005, to which the Company and the Registered Holder are parties (the “Purchase Agreement”), shall have the respective definitions set forth in the Purchase Agreement.

1. Exercise.

(a) Manner of Exercise.

(i) Cash Exercise. The Registered Holder may deliver immediately available funds; or

(ii) Cashless Exercise. If an Exercise Notice (in the form attached hereto) is delivered at a time when a registration statement permitting the Registered Holder to resell the Warrant Stock is not then effective or the prospectus forming a part thereof is not then available to the Registered Holder for the resale of the Warrant Stock, then the Registered Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Registered Holder the amount of Warrant Stock determined as follows:

X = Y [(A-B)/A]

where:

X = the amount of Warrant Stock to be issued to the Registered Holder.

Y = the amount of Warrant Stock with respect to which this Warrant is being exercised.

A = the average of the closing prices for the five trading days immediately prior to (but not including) the date of exercise.

B = the Exercise Price.

For purposes of Rule 144 promulgated under the Act, it is intended, understood and acknowledged that the Warrant Stock issued in a cashless exercise transaction shall be deemed to have been acquired by the Registered Holder, and the holding period for the Warrant Stock shall be deemed to have commenced, on the date this Warrant was originally issued.

(b) Limitations on Exercise. This Warrant shall be exercisable by the Registered Holder at any time and from time to time on or after [6 months and 1 day after the date of the First Closing / the date of the Second Closing] and through and including [5 years from the date of issuance]. Notwithstanding anything to the contrary contained herein, the amount of Warrant Stock that may be acquired by the Registered Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Registered Holder and its affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Registered Holder’s for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Registered Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Registered Holder may receive in the event of a Fundamental Transaction as contemplated in Section 3 of this Warrant. This restriction may not be waived.

(c) Delivery to Registered Holder.

(i) To effect exercises hereunder, the Registered Holder shall not be required to physically surrender this Warrant unless the aggregate Warrant Stock represented by this Warrant is being exercised. Upon delivery of the Exercise Notice (in the form attached hereto) to the Company (with the attached Warrant Stock Exercise Log) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the amount of Warrant Stock that the Registered Holder intends to purchase hereunder, the Company shall promptly (but in no event later than three trading days after the Date of Exercise (as defined herein)) issue and deliver to the Registered Holder, a certificate for the Warrant Stock issuable upon such exercise, which, unless there is then an effective registration statement covering distributions of the Warrant Stock, shall bear restrictive legends. The Company shall, upon request of the Registered Holder and subsequent to the date on which a registration statement covering the resale of the Warrant Stock has been declared effective by the Commission, use its reasonable best efforts to deliver Warrant Stock hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions, if available, provided, that, the Company may, but will not be required to change its transfer agent if its current transfer agent cannot deliver Warrant Stock electronically through the Depository Trust Corporation. A “Date of Exercise” means the date on which the Registered Holder shall have delivered to the Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed and (ii) if such Registered Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Warrant Stock so indicated by the Registered Holder to be purchased.

(ii) If by the third trading day after a Date of Exercise the Company fails to deliver the required number of Warrant Stock in the manner required hereunder, then the Registered Holder will have the right to rescind such exercise.

(iii) If by the third trading day after a Date of Exercise the Company fails to deliver the required amount of Warrant Stock in the manner required hereunder, and if after such third trading day and prior to the receipt of such Warrant Stock, the Registered Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Registered Holder of the Warrant Stock which the Registered Holder anticipated receiving upon such exercise (a “Buy In”), then the Company shall (1) pay in cash to the Registered Holder the amount by which (x) the Registered Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the amount of Warrant Stock that the Company was required to deliver to the Registered Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Registered Holder, either reinstate the portion of the Warrant and equivalent amount of Warrant Stock for which such exercise was not honored or deliver to the Registered Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Registered Holder shall provide the Company written notice indicating the amounts payable to the Registered Holder in respect of the Buy In.

(iv) The Company’s obligations to issue and deliver Warrant Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Registered Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Registered Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Registered Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Registered Holder in connection with the issuance of Warrant Stock. Nothing herein shall limit a Registered Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Warrant Stock upon exercise of the Warrant as required pursuant to the terms hereof.

2. Warrant Repurchase. If at any time following the Date of Issuance, (i) the closing bid price of the Common Stock for each of the 15 consecutive trading days immediately prior to delivery of a Call Notice is greater than the Call Price (as defined below), (ii) the average daily trading volume of the Common Stock during the entire 15 trading day period referenced in clause (i) above through the expiration of the Call Date (as defined below) as set forth in the Company’s notice pursuant to this Section (the “Call Condition Period”) shall be at least 50,000 shares (subject to equitable adjustment as a result of intervening stock splits and reverse stock splits), (iii) the Warrant Stock is either registered for resale pursuant to an effective registration statement naming the Registered Holder as a selling stockholder thereunder (and the prospectus thereunder is available for use by the Registered Holder as to all Warrant Stock) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance reasonably acceptable to the Registered Holder and the transfer agent for the Common Stock, during the entire Call Condition Period, (iv) the Company shall have complied in all material respects with its obligations under this Warrant and the Purchase Agreement and the Common Stock shall at all times be listed or quoted on a trading market during the entire Call Condition Period, and (v) the Board of Directors of the Company determines that it has sufficient financial resources to effectuate the purchase of this Warrant, then the Company may, in its sole discretion, purchase all (but not less than all) of the then unexercised portion of this Warrant for an amount equal to the product of the Call Price multiplied by the number of shares of Common Stock for which this Warrant may still be exercised, on the date that is the thirtieth (30th) day after written notice thereof (a “Call Notice”) is received by the Registered Holder (the “Call Date”) at the address last shown on the records of the Company for the Registered Holder or given by the Registered Holder to the Company for the purpose of notice; provided, that the conditions to giving such notice must be in effect at all times during the Call Condition Period and the Company shall deliver any payment hereunder to the Holder in immediately available funds within one trading day of the Call Date, or any such Call Notice shall be null and void. The Company and the Registered Holder agree that, if and to the extent Section 1(b) of this Warrant would restrict the ability of the Registered Holder to exercise this Warrant in the event of a delivery of a Call Notice, then notwithstanding anything to the contrary set forth in the Call Notice, the Call Notice shall be deemed automatically amended to apply only to such portion of this Warrant as may be exercised by the Registered Holder by the Call Date in accordance with such Sections as are then in effect. The Registered Holder will promptly (and, in any event, prior to the Call Date) notify the Company in writing following receipt of a Call Notice if Section 1(b) would restrict its exercise of the Warrant, specifying therein the number of Warrant Shares so restricted. The Company covenants and agrees that it will honor all Exercise Notices tendered through 6:30 p.m. (New York City time) on the Call Date. The “Call Price” shall be $3.50 (subject to equitable adjustment as a result of the events set forth in Section 3).

3. Adjustment Of Call Price, Exercise Price And Number Of Shares. The number of shares of Warrant Stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant), the Exercise Price, and the Call Price are subject to adjustment upon occurrence of the following events:

(a) Adjustment for Stock Splits, Dividends, Distributions of Stock, Stock Subdivisions or Combinations of Shares. The Exercise Price and the Call Price of this Warrant shall be proportionally decreased to reflect any stock split, stock dividend, distribution of stock or subdivision of the Company’s Common Stock. The Exercise Price and the Call Price of this Warrant shall be proportionally increased to reflect any combination of the Company’s Common

Stock. In each case, the Exercise Price and/or the Call Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Registered Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the amount of Warrant Stock then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Registered Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. If any Fundamental Transaction is consummated prior to the second anniversary of the date hereof, at the Registered Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Registered Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. If any Fundamental Transaction is consummated after the second anniversary of the date hereof, to the extent the consideration in such Fundamental Transaction consists solely of cash, and the cash consideration to be received by the Registered Holder from the Fundamental Transaction (if the Registered Holder had exercised the Warrant in accordance with the terms hereof) is not greater than or equal to 30% over the Exercise Price, then at the request of the Registered Holder delivered before the 30th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Registered Holder for a purchase price, payable in cash within five trading days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value (assuming 100% volatility for the purpose of such calculation) of the remaining unexercised portion of this Warrant on the date of such request. If the consideration to be received by the Registered Holder from the Fundamental Transaction (if the Registered Holder had exercised the Warrant in accordance with the terms hereof) is greater than or equal to 30% over the Exercise Price, at the Registered Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Registered Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Registered Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. A “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.

(c) Subsequent Issuances. While this Warrant is outstanding, if the Company or any subsidiary thereof, as applicable, shall at any time issue shares of Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock, at a price per share less than the Exercise Price (if the holder of the Common Stock or Common Stock equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price), then, the Exercise Price shall be reduced to equal such lower price; provided, however, that in no event shall the Exercise Price be reduced to be below the closing price of the Company’s Common Stock on the date of the First Closing. Such adjustment shall be made whenever such Common Stock or Common Stock equivalents are issued. The Company shall notify the Holder in writing, no later than the trading day following the issuance of any Common Stock or Common Stock equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. Notwithstanding the foregoing, no reduction to the Exercise Price shall occur (A) upon the grant, issuance, exercise or conversion of any options or other securities to employees, officers, directors or consultants of the Company under stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Company’s stockholders or board of directors, (B) pursuant to a bona fide firm commitment underwritten public offering at a per share offering price equal to at least the market price and in an aggregate offering amount greater than $15,000,000, (C) in connection with a bona fide joint venture or development agreement, merger, stock acquisition or strategic partnership, the primary purpose of which is not to raise equity capital or (D) in connection with the incurrence of non-convertible debt pursuant to a credit facility entered into with a bank in which a limited number of warrants are issued as a component of the transaction.

(d) Amount of Warrant Stock. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the amount of Warrant Stock that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted amount of Warrant Stock shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(e) Adjustment Certificate. When any adjustment is required to be made in the Warrant Stock pursuant to this Section 3, the Company shall promptly mail to the Registered Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the kind and amount of stock or other securities or property into which this Warrant shall be exercisable after such adjustment.

(f) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Registered Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Registered Holder) at least 10 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Registered Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

4. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

5. No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing bid price of Common Stock on the trading date immediately prior to the exercise date, as quoted on the Nasdaq National Market.

6. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any Common Stock issued upon conversion of the Warrant Stock in the absence of (i) an effective registration statement under the Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable U.S. federal or state securities law then in effect or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect. The Company shall cause all Warrant Stock registered pursuant hereunder to be listed, prior to the date of the first sale of such Warrant Stock pursuant to such registration, on each securities exchange on which similar securities issued by the Company are then listed.

(b) Transferability. Subject to the provisions of Section 6(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the

Company. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Registered Holder any legal or equitable right, remedy or cause of action under this Warrant.

(c) Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change. Upon any transfer or assignment, the Company shall register the transfer of any portion of this Warrant into records maintained by the Company for such purpose, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Registered Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

7. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate automatically on the date which is five years after the date of issuance of this Warrant.

8. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

9. Exchange of Warrants. Upon the surrender by the Registered Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will issue and deliver to or upon the order of such Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Registered Holder or as such Registered Holder (upon payment by such Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock called for on the face or faces of the Warrant or Warrants so surrendered.

10. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

11. Mailing of Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by personal delivery, facsimile, overnight courier or mailed by certified or registered mail, postage prepaid, return receipt requested, (a) if to the Registered Holder, to the address or facsimile number of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the following address or facsimile number:

Curon Medical, Inc.

46117 Landing Parkway

Fremont, CA 94538

Facsimile: (510) 661-1899

Attention: President

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Facsimile: (650) 493-6811

Attention: David J. Saul

or to such other facsimile number or address provided to the parties hereunder. Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery, personal delivery or facsimile transmission (as evidenced by the confirmation thereof), or 3 days after deposit in the mails (as determined by reference to the postmark).

12. Amendment or Waiver. Any term of this Warrant may be amended or waived as set forth in the Purchase Agreement, or upon written consent of the Company and the Registered Holder. Any amendment or waiver effected in accordance with this section shall be binding upon the Company, the Registered Holder and each transferee of this Warrant.

13. Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

14. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

15. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of California.

[Signature Page Follows]

The Company has executed this Warrant as of the date first written above.

CURON MEDICAL, INC.

By:
Larry Heaton
President and Chief Executive Officer

[Signature Page to Curon Medical, Inc. Warrant]

EXHIBIT A

EXERCISE NOTICE

CURON MEDICAL, INC.

WARRANT DATED [    ], 2005

The undersigned Registered Holder hereby irrevocably elects to purchase                  shares of Common Stock pursuant to the above referenced Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

The undersigned Registered Holder hereby exercises its right to purchase an amount of Warrant Stock equal to                      pursuant to the Warrant.

The Registered Holder intends that payment of the Exercise Price shall be made as (check one):

                      “Cash Exercise” under Section [    ]

                      “Cashless Exercise” under Section [    ]

If the holder has elected a Cash Exercise, the holder shall pay the sum of $                  to the Company in accordance with the terms of the Warrant.

Pursuant to this Exercise Notice, the Company shall deliver to the holder an amount of Warrant Stock equal to                      in accordance with the terms of the Warrant.

By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Registered Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the 1934 Act) permitted to be owned under Section 1(b) of this Warrant to which this notice relates.

Dated: ,	Name of Registered Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Warrant Stock Exercise Log

Date	Amount of Warrant Stock Available to be Exercised	Amount of Warrant Stock Exercised	Amount of Warrant Stock Remaining to be Exercised

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                                                                    hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Shares

Dated:	Signature:

Witness: